News Release	Exhibit 99.1

Date	From
March 18, 2019	Rich Sheffer Vice President Investor Relations, Risk Management and Treasurer Welbilt, Inc. 2227 Welbilt Boulevard New Port Richey, FL 34655 T +1.727.853.3079 M +1.727.236.7482
To
Immediate Release

WELBILT ANNOUNCES APPOINTMENT OF MARTIN AGARD AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

New Port Richey, FL. – March 18, 2019 – Welbilt, Inc. (NYSE:WBT) announced today that it has appointed Martin D. Agard to Executive Vice President and Chief Financial Officer effective April 8, 2019. Agard will assume the leadership of Welbilt’s finance organization from Haresh Shah, who is leaving Welbilt to pursue external opportunities.

Agard, 56, has been the Chief Financial Officer of Lumber Liquidators Holdings, Inc. (NYSE:LL), a leading North American specialty retailer to the hard surface flooring market, since September 2016. From 2013 to 2015, he served as Senior Vice President and Chief Financial Officer of Kohler Company, a manufacturer of kitchen and bathroom fixtures. Prior to Kohler, he held various financial roles including Vice President and Treasurer with Georgia Pacific Corporation, a pulp and paper company, since 2001. Earlier in his career, he spent time in financial roles at Homebanc Mortgage Corporation, The Eastman Kodak Company and The Proctor and Gamble Company. Agard holds a Bachelor of Science degree in Chemistry and Economics from the College of William and Mary and a Master of Business Administration degree from the University of Michigan.

“Marty brings a well-rounded financial background at both manufacturing and distribution companies to his role at Welbilt,” said Bill Johnson, Welbilt’s President and Chief Executive Officer. “He brings experience in strengthening accounting organizations, improving control environments and enhancing financial planning and analysis capabilities. He has led various operational improvement programs during his career, both as CFO and as a business segment controller. Marty also has worked on multiple mergers and acquisitions and has deep experience in treasury and investor relations. This strong background makes him ideally suited for his new role and to be a key member of Welbilt’s management team as we continue to maximize results for our customers, deliver profitable growth and create value for our shareholders.”

“I’d like to thank Haresh for all of his contributions including serving as our first Controller and for leading our finance team as CFO since 2017. I wish him well in his future endeavors,” concluded Johnson.

Welbilt also announced that it has promoted Jamie E. Palm to Vice President Corporate Controller and Chief Accounting Officer. Palm, 41, joined Welbilt in 2017 as Vice President Corporate Controller. Previously, she was Assistant Controller at Quality Distribution, Inc., a global bulk transportation and logistics services company, in 2017. She held financial reporting and finance roles of increasing responsibility with Bloomin’ Brands, Inc., a global casual dining company, from 2012 to 2017 and was the Finance Director at Syniverse Technologies LLC, a mobile communication services provider of mobile interoperability, mobile communications and mobile expertise, from 2009 to 2012. She began her career in public accounting at Ernst & Young LLP, where she was an audit manager. Palm earned a Master of Accountancy degree and a Bachelor of Arts degree in accounting from the University of South Florida and is certified public accountant.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors and dealers in over 100 countries. We have approximately 5,500 employees and generated sales of $1.6 billion in 2018. For more information, visit www.welbilt.com.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com
###